George Putnam Balanced Fund, January 31, 2015 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	6,588
Class B	   64
Class C	   77
Class M	  298

72DD2 (000s omitted)

Class R	    5
Class R6   59
Class Y	  843

73A1

Class A	1.020
Class B	0.042
Class C   0.042
Class M	0.062

73A2

Class R	  0.081
Class R5	0.122
Class R6	0.132
Class Y	  0.122

74U1	(000s omitted)

Class A  59,932
Class B	 1,498
Class C	 1,970
Class M	 4,599

74U2	(000s omitted)

Class R	    64
Class R5 4,081
Class R6   449
Class Y	 6,770

74V1

Class A	16.68
Class B	16.49
Class C	16.57
Class M	16.46

74V2

Class R	16.63
Class R5	16.74
Class R6	16.74
Class Y	16.74

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.